Exhibit 99.1

Below is a transcript of a CNBC interview with Tod Hynes, Founder and Chief Strategy Officer, XL Fleet. The interview took place on September 18, 2020.

Andrew Ross Sorkin, CNBC:

Welcome back to Squawk Box this morning. XL Fleet, which turns commercial and municipal vehicles into hybrids and plug-in hybrid vehicles, going public by what else? A SPAC. And merging with Pivotal Investment Corporation. The total enterprise value for the combined company will be about one billion dollars. Joining us right now first on CNBC is XL Fleet Founder, Chief Strategy Officer Tod Hynes.

Good morning to you, Tod. Appreciate you joining us this morning. Walk us through this transaction. It’s the question we ask everybody: Why pursue a SPAC over an IPO?

Tod Hynes, XL Fleet:

Well thank you very much for having me on the show. It’s great to be here, very excited to talk about XL Fleet and our fleet electrification solutions.

The industry that we’re in is clearly taking off, and it’s moving very quickly, and this provided an extremely fast and efficient way for us to get a significant amount of capital to really build off our leadership position in the industry. We are a leader in the industry, with thousands of units on the road, real revenue. We’re growing at 3X this year. We’ll do over 75 million in revenue next year. So we’re a real company that’s scaling rapidly in this industry, and we’ve been able to develop this position on about 50 million dollars of venture funding to date. This capital enables us to really build off of that, grow, invest in more products, expand our offering from hybrid and plug into all electric solutions, and really build out our technology platform to enable charging infrastructure to be deployed more effectively, and really deploy a lot of infrastructure capital into this market, which again is massive and just about to take off.

Andrew Ross Sorkin, CNBC:

So let’s talk about two pieces of this. There’s the growth piece, which is what everybody’s after right now in terms of the investment community, but also the profit piece. What does that look like?

Tod Hynes, XL Fleet:

Well we’re in a good position with our core business, our current product offering. Again, we have the lowest cost and broadest offering of fleet electrification solutions in North America on a range of vehicles, commercial vehicles that you would see making deliveries, shuttle buses, ambulances, kind of a whole range of different products. So we are out there with positive gross margins, which is also interesting in this industry, so we’re going to be profitable off that core business, but by investing more money in additional products, we’ll be able to scale that rapidly and get to profitability in a couple years.

Andrew Ross Sorkin, CNBC:

So in terms of the growth prospect though, what are you targeting in terms of growth, year-over-year, 12 months out?

Tod Hynes, XL Fleet:

Well this year, we’ll do about a 3X growth, and we’ll continue to beat that going into the next year as well. So, you know, we’re very comfortable with that growth rate. We’re already at a growth rate of higher than that. So, you know, we have the established supply chain production capacity, we have a very low risk and low cost production process compared to other companies in the industry. So, we don’t have to invest hundreds of millions or billions of dollars into factories. We’re actually leveraging the existing production infrastructure and enabling us to scale without huge amounts of capital to build out that capacity.

Andrew Ross Sorkin, CNBC:

Let me ask you: Had you not pursued a SPAC, what do you think the timeline would have been for an IPO typically—for you or the way you were thinking about this prior to this SPAC boom?

Tod Hynes, XL Fleet:

I would have said, you know, end of next year would be the timeframe, but with these additional funds, these windows are open and closed. You know that obviously our market is raising a lot of capital right now, and we’re just in a position to leverage our leadership. We’re already leading in this industry, so these additional funds really enable us to move a lot more quickly with again product, we’ve got major customers that have come back and bought more. You know, we’re scaling across an industry that is very fragmented and segmented. When you think of the different, all the different types of end use applications for commercial fleet vehicles, they’re very specialized. We’ve created a solution that can get integrated into all of these different applications, so we have an advantage in a market that has really eyed on this multi-stage manufacturing process to meet the various needs of the end users.

Andrew Ross Sorkin, CNBC:

Tod, one other question. We had Chamath Palihapitiya, who has really been a pioneer to some degree in this SPAC space, trying to revolutionize the quote unquote IPO process. To other CEOs who are watching this morning who are in maybe a situation like yours, contemplating whether to pursue the traditional IPO route, or go this route, just walk through your thinking. And specifically, I had asked Chamath about the fees involved. Typically, your giving away oftentimes 20% of the company to the sponsor. Just speak to the economics of this approach.

Tod Hynes, XL Fleet:

Our sponsor is going to have around 4 percent of the business. So I think we’ve got very good terms compared to others in the market. I think the way that other CEOs and I, I definitely have other friends in the clean energy industry who are considering this that have tremendously great companies that have raised money from some of the biggest investors in the world, and this is a lower risk, faster path. And for companies that are well positioned, I don’t think it’s the right solution for every company, but if you’re in an industry that’s growing extremely quickly or about to grow extremely quickly, and you have a competitive advantage with your technology or with the leadership you’ve already developed in that industry, it’s a great path. IPOs are expensive as well. There’s a lot of fees associated with IPOs, and this is just another path that I think is going to really enable a lot of companies to get into the public markets.

Andrew Ross Sorkin, CNBC:

Ok. Well Tod, we look forward to following your progress. We hope you come on back and give us an update on how things are going, and look forward to talking to you again very, very soon, Tod. Thanks again.

Tod Hynes, XL Fleet:

Thank you for having me on the show.

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